Exhibit 4.1
EXECUTION VERSION
THIRD AMENDMENT
TO
AMENDED AND RESTATED
RIGHTS AGREEMENT
     THIS THIRD AMENDMENT (this “Amendment”) is made as of January 24th, 2010 between BioScrip, Inc. (f/k/a/ MIM Corporation), a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company LLC, a New York limited liability company (formerly American Stock Transfer & Trust Company) (the “Rights Agent”), this Amendment amends the Amended and Restated Rights Agreement, dated as of December 3, 2002, between the Company and the Rights Agent, as amended on December 13, 2006 and March 4, 2009 (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.
     WHEREAS, the Rights Agreement provides for the occurrence of certain events on the Distribution Date if a Person becomes the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding or 22.5% or more of the shares of Company Common Stock then outstanding in the case of Heartland Advisors, Inc.;
     WHEREAS, pursuant to the Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among the Company, Camelot Acquisition Corp., a Delaware corporation, Critical Homecare Solutions Holdings, Inc., a Delaware corporation, Kohlberg Investors V, L.P., a Delaware limited partnership, in its capacity as the Stockholders’ Representative and as a stockholder (“Kohlberg Investors V”), Kohlberg Partners V, L.P., a Delaware limited partnership (“Kohlberg Partners V”), Kohlberg Offshore Investors V, L.P., a Delaware limited partnership (“Kohlberg Offshore V”), Kohlberg TE Investors V, L.P., a Delaware limited partnership (“Kohlberg TE Investors V”), KOCO Investors V, L.P., a Delaware limited partnership (“KOCO” and, together with Kohlberg Investors V, Kohlberg Partners V, Kohlberg Offshore V, Kohlberg TE Investors V, the “Kohlberg Entities”), Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively, the “Stockholders”);
     WHEREAS, pursuant to the Merger Agreement, at Closing (as defined in the Merger Agreement), the Kohlberg Entities will acquire shares of Company Common Stock (the “Closing Shares”) and warrants to purchase shares of Company Common Stock (the “Warrant Shares” and, together with the Closing Shares, the “Acquisition Shares”); and
     WHEREAS, the Company desires to further amend the Rights Agreement in accordance with Section 26 thereof to allow for the acquisition of the Acquisition Shares without any of them being deemed an Acquiring Person under the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree to amend the Rights Agreement as follows:
     1. Amendment of Section 1, definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to read as follows:

““Acquiring Person” shall mean any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such a plan acting in such capacity) who or which, alone or together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding; provided, however, that (i) Heartland Advisors, Inc. (“Heartland”) shall not be deemed to be an Acquiring Person unless it is, alone or together with its Affiliates and Associates, the Beneficial Owner of 22.5% or more of the shares of Company Common Stock then outstanding; and (ii) none of the Kohlberg Entities shall be deemed to be an Acquiring Person unless the Kohlberg Entities are, alone or together with their Affiliates (other than the Kohlberg Entities) and Associates (other than the Kohlberg Entities), the Beneficial Owner(s) of shares of Company Common Stock that constitute 15% or more of the shares of Company Common Stock then outstanding (the “Kohlberg Cap”), except that the Kohlberg Cap shall exclude the Acquisition Shares then Beneficially Owned by the Kohlberg Entities so long as (A) Beneficial Ownership of the Acquisition Shares by the Kohlberg Entities constitutes 15% or more of the shares of Company Common Stock then outstanding and (B) the Kohlberg Entities do not Beneficially Own shares of Company Common Stock other than the Acquisition Shares. Notwithstanding the foregoing, (i) no Person shall become an “Acquiring Person” as a result of an acquisition of Company Common Stock by the Company which, by reducing the number of shares of the Company Common Stock outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more (or 22.5% or more in the case of Heartland) of the Company Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or 22.5% or more in the case of Heartland) of the Company Common Stock by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Company Common Stock other than as a direct or indirect result of any corporate action taken by the Company, then such Person shall be deemed to be an “Acquiring Person”; and (ii) if a majority of the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the first sentence of this definition, has become such inadvertently (including, without limitation, because (a) such Person was unaware that it Beneficially Owned 15% or more (or 22.5% or more in the case of Heartland) of the Company Common Stock or (b) such Person was aware of the extent of such Beneficial Ownership but such Person acquired Beneficial Ownership of such shares of Company Common Stock without the intention to change or influence the control of the Company and without actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and such Person divests itself as promptly as practicable of a sufficient number of shares of Company Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the first sentence of this definition, then such Person shall not be deemed to be, or have been, an “Acquiring Person” for any purposes of this Agreement, and no Stock Acquisition Date shall be deemed to have occurred. All questions as to whether a Person who would otherwise be an Acquiring Person has become such inadvertently shall be determined in good faith by the Board, which determination shall be conclusive for all purposes.”

     2. Effectiveness/Termination. This Amendment shall be deemed effective as of the Closing. This Amendment shall terminate and be of no further force as of the date of termination, if any, of the Merger Agreement in accordance with its terms. Except as expressly amended hereby, all of the terms and provisions of the Rights Agreement are and shall remain in full force and effect and shall be otherwise unaffected by this Amendment.
     3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BIOSCRIP, INC.
By:	/s/ Barry A. Posner
	Name:	Barry A. Posner
	Title:	Executive Vice President, Secretary and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President